UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 29, 2010

STAAR Surgical Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-11634 (Commission File Number)	95-3797439 (I.R.S. Employer Identification No.)

1911 Walker Ave, Monrovia, California (Address of principal executive offices)		91016 (Zip Code)

Registrant’s telephone number, including area code: 626-303-7902

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On January 29, 2010, attorneys representing STAAR Surgical Company and Scott C. Moody, Inc.  (“SMI”) signed a stipulation extending the date for potential enforcement and execution of judgment rendered in the case of Scott Moody, Inc. v. STAAR Surgical Company (California Superior Court, County of Orange, Case No. 07CC10132) to April 30, 2010.A mediation has been scheduled to take place on March 29 and 30, 2010. The purpose of the extension is to allow the parties involved, including certain insurers, to attempt to negotiate a global settlement, along with the matter entitled Parallax Medical Systems v. STAAR Surgical Company (Orange County Case No. 07CC10136) and to avoid the necessity of STAAR posting an appeal bond during the term of the stipulation. Additionally, STAAR has stipulated to a 60-day extension of the time for Parallax to file its opening brief in STAAR’s appeal of the Parallax judgment. Under the terms of the stipulation, if STAAR cancels the mediation the judgment will become immediately enforceable, and if any party other than STAAR, SMI or Parallax cancels the mediation the extended stay will expire 30 days after such cancellation.

Safe Harbor

All statements in this report that are not statements of historical fact are forward-looking statements, including any statements of the intent, plans, strategies or objectives of management, and including any statements regarding mediation, appeals or other future legal proceedings.  These statements are subject to risks and uncertainties, including the risk that mediation may be unsuccessful, and that any appeal of the Parallax or SMI judgments may be denied or, if granted, may result in further proceedings that give limited or no relief.  If mediation is not successful, STAAR will be required to pay the $6.5 million Moody judgment or to deposit a bond of 150% of the judgment amount while appeal of the case is pending. STAAR’s risks related to litigation, and its other material risks affecting the outcome of forward-looking statements, are described in its Annual Report on Form 10-K for the year ended January 2, 2009 and Quarterly Report on Form 10-Q for the period ended October 2, 2009, under the caption “Risk Factors.” STAAR assumes no obligation to update its forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 1, 2010	STAAR Surgical Company By: /s/ Barry Caldwell Barry Caldwell President and Chief Executive Officer